Exhibit 99.1

For Immediate Release

October 26, 2004

NetIQ Announces Correction to Expense Guidance Issued Earlier Today

SAN JOSE, Calif. — Oct. 26, 2004 — NetIQ Corp. (Nasdaq: NTIQ) corrected a press release issued earlier today. Under the heading “Business Outlook” the third bulleted paragraph should have read:

•	NetIQ anticipates its sales and marketing, research and development and general and administrative expenses to be in the range of $53 to $55 million in the second quarter of fiscal 2005.

The release as originally issued had indicated the range of anticipated sales and marketing, research and development and general and administrative expenses to be $55 to $57 million. The mistake was due to a production error.

The above statement is based on current expectations as of the date of this release. This statement is forward-looking, and actual results may differ materially. NetIQ does not undertake to update this target in any way or for any reason prior to disclosing actual results.

Safe Harbor Statement

Statements in this press release regarding future operating results and statements other than statements of historical fact are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company’s future results could differ materially from the expectations discussed herein. Factors that could cause or contribute to such differences include (1) the effect of weak demand for software and services which results in increased uncertainty as to the company’s expected revenue; (2) risks inherent in technology businesses generally, including the timing and successful development of new products, customer acceptance of new product offerings; pricing of new products and competition in the company’s various product lines; the company’s ability to retain and hire technical personnel and other employees; changing relationships with customers, suppliers and strategic partners; and (3) the fact that the company typically receives a substantial portion of its orders at the end of the quarter and if an order shortfall occurs at the end of a quarter it could negatively impact the company’s operating results for the quarter. For a more comprehensive discussion of risks and uncertainties relating to our business, please read the discussions of these risks in documents we file from time to time with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the fiscal year ended June 30, 2004. All of the information in this press release is as of October 26, 2004, and NetIQ undertakes no responsibility to update this information.

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Contacts:

Greg Klaben, Investor Relations 1-408-856-1894, greg.klaben@netiq.com

Susan Torrey, Corporate Communications 1-408-856-3028, susan.torrey@netiq.com